Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2006, except for Note 1 as to which the date is April 5, 2006, relating to the financial statements of Town Sports International Holdings, Inc., which appears in the prospectus dated June 1, 2006 pursuant to Rule 424(b)(4).
PricewaterhouseCoopers LLP
New York, New York
June 15, 2006